Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CAPALL STABLES, INC.

CAPALL STABLES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.
The name of the Corporation is Capall Stables, Inc. The Corporation’s original Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on October 10, 2012 under the name SOB Stables, Inc.

B.
This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C.	The text of the Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Capall Stables, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this 25th day of July 2013.

Capall Stables, Inc.
a Delaware corporation

By: /s/ Joseph Wade

Joseph Wade
Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the corporation shall be Capall Stables, Inc.

ARTICLE II

Its registered officer in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808.  The name of its registered agent at such address is The Company Corporation.

ARTICLE III

The purpose or purposes of the corporation shall be:  To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of stock which the corporation shall have authority to issue is 200,000,000 shares, of which 150,000,000 shares of par value $0.0001 per share shall be designated as Common Stock and 50,000,000 shares of par value $0.0001 shall be designated as Preferred Stock.  The Preferred Stock authorized by these Articles of Incorporation may be issued in one or more series.  The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series. On May 14, 2013, the Company executed a Ten to One (10:1) reverse split of the issued and outstanding shares of its Common Stock.  The authorized shares of Common Stock and Preferred Stock were not affected.

ARTICLE V

The name and address of the incorporator is LegalZoom.com, Inc. and its mailing address is 101 N. Brand Blvd., 11th Floor, Glendale, CA 91203

ARTICLE VI

 In furtherance and not in limitation of the powers conferred by statue, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation

ARTICLE VII

Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

ARTICLE VIII

The personal liability of the directors of the corporation for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted by the General Corporation Law of Delaware.  The corporation is authorized to indemnify, and advance expenses, to its officers, employees, other agents of the corporation and any other person to which the General Corporation Law of Delaware permits the corporation to provide indemnification to the fullest extent permitted by applicable law.

Any repeal or modification of this Article VIII, by amendment of such section or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent of the corporation existing at the time of, or increase the liability of any such person with respect to any acts or omissions in their capacity as a director, officer, employee, or other agent of the corporation occurring prior to, such repeal or modification,

ARTICLE IX

Section 1. The Company shall not enter into any debt transaction or similar type of transaction (including but not limited to the issuance of Preferred Stock) unless the lender agrees that the debt shall not be converted into unregistered capital stock (i.e. common or preferred stock) unless:

(a)	A legend is printed on the certificate stating that the shares may not be resold or transferred for 12 months from the date of the issuance of the certificate (the “Holding Period”);
(b)
The lender agrees that it may not rely on Rule 144(d)(3)(ii) of the Securities Act of 1933 in relation to the calculation of the required Holding Period in Article IX Section 1(a) of this Certificate of Incorporation; and

(c)	The lender agrees that Rule 144(d)(1)(i) of the Securities Act of 1933 does not apply regardless of the reporting status of the Company.

Section 2. The unanimous consent of Board of Directors then in office and of the holders all of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote, shall be required to amend or repeal this Article IX.